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                             SECRETARY'S CERTIFICATE

I, David M. Goldenberg, Secretary of the Fresco'sm' Index Shares Funds (the "Trust"), hereby certify that the following resolution was approved by a majority of the Board of Trustees of the Trust at a meeting held on August 19, 2002:

Resolved, that the appropriate officers of the Trust be, and each of them hereby is, authorized to file the Trust's Pre-Effective Amendment No. 1, in the name of an on behalf of the Trust, with the Securities and Exchange Commission.

In witness whereof, I have hereunto set my hand this September 10, 2002.


                                         /s/ David M. Goldenberg
                                         -----------------------------------
                                         David M. Goldenberg
                                         Secretary